EXHIBIT 99.1
COUNTRYWIDE FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO SELL $2 BILLION
OF SERIES A FLOATING RATE CONVERTIBLE SENIOR DEBENTURES DUE 2037 AND $2
BILLION OF SERIES B FLOATING RATE CONVERTIBLE SENIOR DEBENTURES DUE 2037
CALABASAS, CA (May 16, 2007) — Countrywide Financial Corporation (NYSE: CFC) today announced that it priced a private placement of $2 billion aggregate principal amount of its series A floating rate convertible senior debentures due 2037 (the “series A debentures”) and $2 billion aggregate principal amount of its series B floating rate convertible senior debentures due 2037 (the “series B debentures” and, together with the series A debentures, the “debentures”).
The series A debentures will bear interest at a floating rate equal to three-month LIBOR, reset quarterly, minus 3.50 percent, payable quarterly in arrears on January 15, April 15, July 15 and October 15 each year commencing on July 15, 2007 and the series B debentures will bear interest at a floating rate equal to three-month LIBOR, reset quarterly, minus 2.25 percent, payable quarterly in arrears on February 15, May 15, August 15 and November 15 each year commencing on August 15, 2007. The series A debentures have an initial conversion rate representing a 30 percent premium and the series B debentures have an initial conversion rate representing a 45 percent premium over Countrywide Financial’s closing common stock price on May 16, 2007 of $40.33 per share. Countrywide Financial has granted the initial purchasers a 13-day option to purchase up to an additional $300 million of the series A debentures and up to an additional $300 million of the series B debentures.
Countrywide Financial will use a portion of the net proceeds from this offering to fund repurchases of up to 23 million shares of its common stock simultaneously with this offering and expects to use the remainder for general corporate purposes.
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If converted, holders of the debentures will receive cash up to the principal amount of a convertible debenture and, with respect to any excess conversion value, into shares of Countrywide Financial common stock as determined pursuant to a specified formula, subject to Countrywide Financial’s option to cash settle all or some of its delivery obligations.
Countrywide Financial may redeem the debentures in whole or in part at any time on or after October 15, 2008, in the case of the series A debentures, or May 15, 2009, in the case of the series B debentures, in each case for cash at 100 percent of their principal amount plus accrued and unpaid interest, if any, to but not including the redemption date. Holders of the series A debentures may require Countrywide Financial to repurchase all or a portion of their debentures on each of October 15, 2008, 2009, 2010, 2012, 2017, 2022, 2027 and 2032, and holders of series B debentures may require Countrywide Financial to repurchase all or a portion of their convertible notes on May 15, 2009, 2010, 2012, 2017, 2022, 2027 and 2032 or upon the occurrence of a change in control, the holders of the debentures may require Countrywide Financial to repurchase the debentures for cash at a price equal to 100 percent of the principal amount of the debentures submitted for repurchase, plus accrued and unpaid interest, if any, to but excluding the repurchase date.
The offering is being made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. This announcement is neither an offer to sell nor the solicitation of an offer to buy the debentures or the shares issuable upon conversion and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.
Neither the debentures nor the shares issuable upon conversion have been registered under the Securities Act or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from the registration requirements of the Securities Act.
About Countrywide
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
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This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments such as slower or negative home price appreciation; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; increases in the delinquency rates of borrowers; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the judgments and assumptions made by management regarding accounting estimates and related matters; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein.
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